Exhibit 99.1

DAVIDsTEA Provides Further Update on its Strategic Alternatives

Montreal, March 27, 2018—(GLOBE NEWSWIRE) DAVIDsTEA Inc. (Nasdaq: DTEA) today provided an update on its ongoing strategic alternatives process.

Today the Board of Directors of DAVIDsTEA Inc. (DTEA) responded to the most recent public announcement of Rainy Day Investments Ltd. (RDI), a holder of 46% of the outstanding shares of DAVIDsTEA, and Mr. Herschel Segal, RDI’s president and a former member of the Board of Directors of the company.  RDI had been represented on the Board since the company’s initial public offering in 2015, and has been instrumental in selecting and guiding the management team until the resignation of Mr. Segal.

As previously announced, the Board is considering  the “alternative” slate proposed by RDI and looks forward to nominating a slate of directors qualified to represent all of the company’s shareholders.  The Board has received feedback from other significant shareholders and continues to be mindful of that during this process. In considering the best interests of the company and all of its shareholders, the Board will evaluate the merits of any director duly recommended by a shareholder of the company, and if appropriate, nominate such person for service.

The Board will evaluate the merits of any strategic proposal received and will determine what, in its judgement, is in the best interests of the company and all of its shareholders.

Forward-Looking Statements:

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including management’s beliefs and plans regarding the Company’s strategic direction. Actual events may differ materially from these expectations due to risks and uncertainties including the risks of undertaking a public strategic process, the risks of a public proxy context as well as set forth in the Company’s Annual Report on Form 10-K dated April 12, 2017 and filed with the Securities and Exchange Commission on April 13, 2017. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About DAVIDsTEA:

DAVIDsTEA is a retailer of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts, accessories and food and beverages, primarily through 236 company-operated DAVIDsTEA stores throughout Canada and the United States as of October 28, 2017, and its website, davidstea.com. The Company is headquartered in Montréal, Canada.

Media Contact:

MaisonBrison Communications

Rick Leckner

514.731.0000

rickl@maisonbrison.com